Exhibit 10.8

Awaysis capital inc.

DEMAND PROMISSORY Note

$280,000.00	Plantation, FL	June 30, 2022

FOR VALUE RECEIVED, the undersigned, Awaysis Capital, Inc., a Delaware Corporation (“Borrower”), hereby issues this Promissory Note (the “Promissory Note”) and promises to pay to the order of Abraxas Corporation, (individually referred herein as “Lender” and collectively “Lenders”) , or as designated from time to time, in lawful money of the United States of America, the principal sum of Two Hundred Eighty Thousand and no/100ths Dollars ($280,000.00) (the “Principal Amount”), together with interest on the Principal Amount (including all other renewals, extensions, modifications or substitutions hereof).

1. Interest; Penalty Fees. An interest rate of null percent (0%) per annum non-compounded (the “Interest Rate”) applied to the Principal Amount, or any portion thereof due a particular Lender, applied on an actual/365 day basis, starting from the day proceeds are received by the Borrower until the Maturity Date (as defined below).

2. Repayment Terms. The entire unpaid Principal Amount plus all accrued and unpaid interest thereon and costs, shall be due and payable upon written Demand of the Lender delivered to Awaysis Capital at its principal place of business at 4405 Peters Road, Plantation, Florida 33317. This address may be amended by written notice to the Lender at 5348 Vegas Drive, Las Vegas, CA 89108 The date of the receipt of this notice shall be the date of maturity of the note (the “Maturity Date”), or on the day an Event of Default as defined below occurs (the “Date of Default”) whichever shall occur first. All remaining principal, interest, and costs shall be due and payable in full on the Maturity Date, or on the day the Lenders give written notice of the acceleration of this Promissory Note pursuant to an Event of Default as defined in Section 5 of the Loan Agreement (as defined below), whichever shall come first.

3. Application of Payments. Monies received by Lenders from any source for application toward payment of the obligations hereunder shall be applied first to interest and costs and then to principal. If an Event of Default (as defined below) occurs, monies may be applied to the obligations in any manner deemed appropriate by the Lender. If any payment received by the Lender under this Promissory Note is rescinded, voided or for any reason returned by the Lender because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of Borrower as though such payment had not been made.

4. This Section is Left Intentionally Blank.

5. Events of Default; Remedy. If any of the following occurs, an event of default (“Event of Default”) under this Promissory Note shall exist:

(a) Failure by Borrower to pay the entire Principal Amount, plus all accrued and unpaid interest thereon on the Maturity Date, or

(b) Material failure by Borrower to perform or observe any agreement, covenant or condition contained herein or contained in the Loan Agreement; or

(c) The occurrence of any Event of Default defined as any dissolution, winding down of operations, or bankruptcy proceedings initiated by the Borrower.

No acceptance of a past-due installment or other indulgences granted from time to time, shall be construed as a novation of this Promissory Note or as a waiver of any right or of the right of the Lenders thereafter to insist upon strict compliance with the terms of this Promissory Note or to prevent the exercise of any right or any other right granted hereunder or by applicable laws.

6. Governing Law; Changes. This Promissory Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, be it the Borrower or by the Lender. This Promissory Note is intended as a contract under and shall be construed and enforceable in accordance with the laws of the State of Florida, without regard to principles of conflict of laws.

7. Payments Not to Violate Law. Nothing contained herein, nor any transaction related hereto, shall be construed to, or operate so as to, require the Borrower to pay interest at a rate greater than it is now lawful in such case for which to contract, or to make any payment or to do any act contrary to applicable law, and the Lender shall reimburse the Borrower for any interest paid in excess of the highest rate allowed by applicable law or any other payment which may inadvertently be required by the Lender to be paid contrary to applicable law; and if any clauses or provisions herein contained operate or would prospectively operate to invalidate this Promissory Note, in whole or in part, then such clauses and provisions only shall be held for naught, as though not herein contained, and the remainder of this Promissory Note shall remain operative and in full force and effect.

8. Miscellaneous. Borrower hereby waives presentment for payment, demand, protest, notice of nonpayment or dishonor and of protest, and any and all other notices and demands whatsoever, and agrees to remain bound under this Promissory Note until the principal and interest are paid in full, notwithstanding any extensions of time for payment which may be granted even though the period or periods of extension be indefinite and notwithstanding any inaction by, or failure to assert any legal rights available to the Lender of this Promissory Note. Borrower acknowledges that the Lender may reproduce (by electronic means or otherwise) any of the documents evidencing this Promissory Note and thereafter may destroy the original documents. Borrower hereby agrees that any document so reproduced shall be the binding obligation of Borrower enforceable and admissible in evidence against it to the same extent as if the original documents had not been destroyed.

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9. Subordination. The rights of the Holder of this Note to receive payment hereunder and other rights of the Holder of this Note are subject and subordinate to the rights of any Senior Secured Parties of the Maker. Maker will not make and Lender will not accept, at any time while indebtedness is owing and outstanding to Senior Secured Parties, (A) any principal payments to Senior Secured Parties, (B) any advance, transfer, or assignment of assets as security to the Lenders. Notwithstanding the foregoing, Borrower may make regularly scheduled payments of interest only to Creditor so as Maker is not in default under any agreement between Maker and Senior Secured Party.

In the event of any distribution, division, or application, whether partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the Marker’s assets, or the proceeds of Maker’s assets, in whatever form, to creditors of Makers or upon indebtedness of Borrower, whether by reason of the liquidation, dissolution or other winding-up of Maker, or by reason of any execution sale, receivership, insolvency, or bankruptcy proceeding, assignment for the benefit of creditors, proceedings for reorganization, or readjustment of Maker or Maker’s properties, then and in such event, the Senior Secured Parties shall be paid in full before any payment is made to the Lenders.

10. Mutual Waiver of Jury Trial. BORROWER AND THE LENDERS EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO, THIS PROMISSORY NOTE OR ANY OTHER PRESENT OR FUTURE INSTRUMENT BETWEEN THE LENDERS AND BORROWER, OR ANY CONDUCT, ACTS OR OMISSIONS OF THE LENDERS OR BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE LENDERS OR BORROWER, IN ALL OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

Executed as of the day and year first above written.

WITNESS	AWAYSIS CAPITAL, INC.

	By:	/s/ Andrew Trumbach
	Name:	Andrew Trumbach
	Title:	President

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